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                           [LETTERHEAD OF OMINICARE]

Omnicare                                                            news release
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[OMNICARE LOGO]                                                 CONTACT:
                                                                Cheryl D. Hodges
                                                                (859) 392-3331

             Omnicare Announces Closing of Senior Subordinated Note
                        Offering and New Credit Facility

      COVINGTON, Ky., March 20, 2001 -- Omnicare, Inc. (NYSE: OCR) today announced that it has completed its previously announced offering of $375 million of its 8.125% Senior Subordinated Notes due 2011 (issued at par) through a private placement and has entered into a new $495 million revolving credit facility.

      Omnicare used the net proceeds of the note offering and borrowings under the new credit facility to repay outstanding bank debt under its previous credit facilities, at which time the previous credit facilities terminated. Borrowings under the new credit facility are available for general corporate purposes, including the funding of potential healthcare acquisitions.

      The offering of the notes was made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors.

      The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

      Omnicare, based in Covington, Kentucky, is a leading geriatric pharmaceutical care company. Omnicare is the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional health care providers. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries in 23 countries worldwide.

      Statements in this press release that are not historical are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions, trends for the continued growth of the businesses of Omnicare and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com or http://prnewswire.com/comp/136781.html.